Exhibit (a)(1)(xviii)

Contacts:	Michael Gallant
508-293-6357
Gallant_Michael@emc.com

EMC TO ACQUIRE DATA DOMAIN

HOPKINTON, Mass.–July 8, 2009–EMC Corporation (NYSE: EMC) today announced that it has entered into a definitive agreement with Data Domain, Inc. (NASDAQ: DDUP), a leading provider of deduplication storage solutions, under which EMC will acquire Data Domain in a cash tender offer for $33.50 per share. The transaction is expected to have a total enterprise value of approximately $2.1 billion, net of Data Domain’s cash.

EMC’s all-cash tender offer commenced on June 2 and is scheduled to expire at 12:00 midnight Eastern Daylight Time on July 17, 2009, subject to customary tender offer conditions being satisfied. EMC also announced today that the condition to its tender offer related to the termination of the NetApp merger agreement has been satisfied.

The acquisition is expected to be neutral to EMC’s non-GAAP earnings per share in its fiscal year 2009 and accretive to its non-GAAP earnings per share in fiscal year 2010.

Following the completion of the acquisition, which is expected to occur before the end of July, Data Domain will help accelerate EMC’s pace of expansion and leadership in the fast-growing next-generation disk-based backup and archive market.

Joe Tucci, EMC Chairman, President and CEO, said, “This is a compelling acquisition from both a strategic and financial standpoint. We look forward to bringing Data Domain together with EMC to form a powerful force in next-generation disk-based backup and archive. I have tremendous respect for Data Domain’s people, technology and business, and anticipate great things ahead for our respective companies, our customers and partners.”

Important Information for Data Domain Stockholders

This press release is neither an offer to purchase nor a solicitation of an offer to sell any shares of Data Domain. EMC and Envoy Merger Corporation (“Envoy”) have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and these documents have been mailed to the stockholders of Data Domain. These documents contain important information about the tender offer and stockholders of Data Domain are urged to read them. Investors and stockholders of Data Domain are able to obtain a free copy of these documents and other documents filed by EMC and Envoy with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may also be obtained free of charge by directing a request to the Information Agent for the offer, Morrow & Co., LLC at (800) 662-5200, or by email at emc.info@morrowco.com.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

Forward-Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) our ability to protect our proprietary technology; (iv) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vi) competitive factors, including but not limited to pricing pressures and new product introductions; (vii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (viii) component and product quality and availability; (ix) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (x) insufficient, excess or obsolete inventory; (xi) war or acts of terrorism; (xii) the ability to attract and retain highly qualified employees; (xiii) fluctuating currency exchange rates; (xiv) litigation that we may be involved in; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. These statements are forward-looking, and actual results may differ materially. EMC disclaims any obligation to update any forward-looking statements in this release after the date of this release.

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EMC is a registered trademark of EMC Corporation. All other trademarks used are the property of their respective owners.

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